Exhibit 5.01

November 18, 2016

Board of Directors
CannaSys, Inc.
1350 17th Street, Suite 150
Denver, CO  80202

Re:          CannaSys, Inc.
Registration Statement on Form S-1/A
SEC File No.: 333-209333

Gentlemen:

We have been engaged by CannaSys, Inc. (the "Company") to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission (the "Registration Statement"). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

In connection with this engagement, we have examined the following:

(1) Articles of incorporation of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

(2) Bylaws of the Company, as amended as of the date hereof as included in the exhibits to the Registration Statement;

(3) The Registration Statement, including the financial statements of the Company included therein; and

(4) Minutes of the Company's board of directors and stockholders or written consents of the Company's board of directors or stockholders in lieu thereof.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the truth, correctness, and accuracy of the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete. None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as they relate to the opinion below.

KRUSE LANDA MAYCOCK & RICKS, LLC

Board of Directors
CannaSys, Inc.
November 18, 2016
Page
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Based upon the above examination, in our opinion the common stock to be sold pursuant to the Registration Statement will be, upon its issuance in accordance with the terms set forth in the Registration Statement, legally issued, fully paid, and nonassessable under Nevada laws.

This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Sincerely,

/s/ Kruse Landa Maycock & Ricks, LLC
KRUSE LANDA MAYCOCK & RICKS, LLC
KLMR/JRK/vs